                                  EXHIBIT 23.01



                         CONSENT OF INDEPENDENT AUDITORS







The Board of Directors
Invivo Corporation:

We consent to incorporation by reference in the registration statement (No. 33-88798) on Form S-8 of Invivo Corporation (formerly SafetyTek Corporation) of our report dated July 30, 1996, relating to the consolidated balance sheets of Invivo Corporation and subsidiaries as of June 30, 1996, and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996, annual report on Form 10-K of Invivo Corporation.


                                                           KPMG PEAT MARWICK LLP



Palo Alto, California
September 23, 1996